Exhibit 4.7.7

CERTIFICATE OF CHANGE OF

ADDRESS OF TRUSTEE

(Pursuant to Section 12-3807(e) of the Delaware Statutory Trust Act)

The undersigned, trustee, in order to change the address of the office of the statutory trusts for which it is trustee, does hereby certify that:

1. The name of the trustee is BNY Mellon Trust of Delaware.

2. The address in the State of Delaware such trustee has maintained for each of the statutory trusts for which it is a trustee is: Bellevue Corporate Center, 301 Bellevue Parkway, 3rd Floor, Wilmington, Delaware 19809.

3. The new address in the State of Delaware such trustee is to maintain for each of the statutory trusts for which it is a trustee is to be changed to 301 Bellevue Parkway, 3rd Floor, Wilmington, Delaware 19809.

4. This Certificate of Change of Address of Trustee will be effective as upon filing.

IN WITNESS WHEREOF, said trustee has caused this Certificate to be executed by its duly authorized officer on this 27th day of March 2014.

BNY MELLON TRUST OF DELAWARE,
not individually but solely as trustee

By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President